UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                                           OMB APPROVAL
                                SCHEDULE 13G/A        ------------------------
                                                      OMB Number:     3235-0145
                                                      Expires:  August 31, 1999
                                                      Estimated Average burden
                                                      hours per response...14.9
                                                      -------------------------
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                             Hewlett-Packard Company
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    428236103
                               -------------------
                                 (CUSIP Number)

                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  | | Rule 13d-1(b)
  |X| Rule 13d-1(c)
  | | Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valued OMB Control Number.

SEC 1745 (3-98)

                                Page 1 of 4 Pages

CUSIP No.  428236103                    13G/A
          -----------

--------------------------------------------------------------------------------
1              Name of Reporting Persons
               I.R.S. Identification Nos. of Above Persons (entities only)

               The David and Lucile Packard Foundation, IRS ID No.: 942278431

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2              Check the Appropriate Box if a Member of a Group

               Not Applicable.                                         (a)  | |
                                                                       (b)  | |
--------------------------------------------------------------------------------
3              SEC USE ONLY

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4              Citizenship or Place of Organization

               California
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    125,590,628
                    ------------------------------------------------------------
  NUMBER OF    6    Shared Voting Power
    SHARES
 BENEFICIALLY       -0-
   OWNED BY         ------------------------------------------------------------
     EACH      7    Sole Dispositive Power
  REPORTING
 PERSON WITH        125,590,628
                    ------------------------------------------------------------
               8    Shared Dispositive Power

                    -0-
--------------------------------------------------------------------------------
9              Aggregate Amount Beneficially Owned by Each Reporting Person

               125,590,628
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
11             PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW 9

               12.1%
--------------------------------------------------------------------------------
12             Type of Reporting Person (See Instructions)


               CO
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                                Page 2 of 4 Pages

CUSIP No.  428236103                    13G/A
          -----------


Item 4.        Ownership
------         ---------
               (a) Amount Beneficially Owned:  125,590,628
                                             ----------------------------------
               (b) Percent of Class:      12.1%
                                     ------------------------------------------
               (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote
               125,590,628
               ----------------------------------------------------------------
                    (ii) shared power to vote or to direct the vote
               -0-
               ----------------------------------------------------------------
                    (iii) sole power to dispose or to direct the
               disposition of      125,590,628
                              -------------------------------------------------
                    (iv) shared power to dispose or to direct the
               disposition of         -0-
                              -------------------------------------------------

Item 10.       Certification
-------        -------------


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 3 of 4 Pages

CUSIP No.  428236103                    13G/A
          -----------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 12, 1999
                    -----------------------------------------
                                      Date

                               /s/ George A. Vera
              -----------------------------------------------------
                                    Signature



              George A. Vera/Director of Finance and Administration
        ----------------------------------------------------------------
                                   Name/Title


                                Page 4 of 4 Pages